ACCESS NEWS

Contact: Company                                  Contact: Investor Relations
Kerry P. Gray                                                 Budd Zuckermann
President & CEO                                                Genesis Select
(214) 905-5100                                                 (303) 415-0200

                ACCESS PHARMACEUTICALS, INC. ANNOUNCES
                ---------------------------------------
          FOURTH QUARTER AND FULL-YEAR 2003 FINANCIAL RESULTS
          ---------------------------------------------------


DALLAS, TEXAS, March 25, 2004, ACCESS PHARMACEUTICALS, INC. (AMEX: AKC) today reported its results for the fourth quarter and full year ended December 31, 2003. The Company reported a net loss for the fourth quarter of $2,634,000 or $.19 per share, compared to a net loss of $2,352,000 or $.18 per share for the corresponding quarter in 2002. For the full year the net loss was reduced from $9,384,000 or $0.72 per share, for the year ended December 31, 2002 to a net loss of $6,935,000 or $0.52 per share in 2003.

Revenue in the fourth quarter of 2003 was $208,000 compared to $677,000 in 2002, reflecting a decrease in product sales ($194,000) and licensing revenues
($280,000). For the full year revenue increased to $1,295,000 compared with $1,147,000 in 2002. The increase in product sales ($338,000) accounted for the increased revenues in 2003 but were partially offset by reduced Zindaclin licensing revenues due to the achievement of commercial milestones in 2002. Product sales in the second half of 2003 were impacted by the previously reported supply interruption for which Access received compensation in the second quarter 2003 from the settlement agreement executed with GlaxoSmithKline.

Operating expenses in the fourth quarter of 2003 were $2,590,000 a decrease of $231,000 compared with 2002. This decline was entirely due to decreased research and development expense, as 2002 included significant clinical development expenses associated with OraDisc A. This reduction in expense was accomplished despite incurring a $250,000 expense associated with the establishment of a contract manufacturer for Aphthasol (which amount had previously been reimbursed as part of the settlement

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agreement with GSK). General and administrative
expense in the fourth quarter of 2003 exceeded the fourth quarter of 2002 ($77,000) principally due to increased investor relations and patent expenses.
Full year 2003 operating expenses decreased
$339,000 to $9,508,000. Decreased expenditures on research and development expenses ($928,000) was offset by increased depreciation and amortization
($182,000) resulting from the acquisition of additional capital assets and higher amortization of acquired patents and increased general and administration costs ($237,000) as a result of higher professional fees ($151,000) and patent expense ($60,000). The reduction in 2003 research and development expense reflects lower OraDisc A clinical development costs ($812,000) and the completion of one of our polymer platinate clinical trials ($773,000). These decreases are partially offset by the expansion of our scientific organization, ($278,000) and the full year impact of the cost of our Australian operations ($254,000).

Loss from operations in the fourth quarter of 2003
was $2,382,000 an increase of $238,000 over 2002
and for the full year the operating loss declined by $487,000 to $8,213,000.

Interest expense remained constant at $1,281,000 with other income increasing $1,965,000 in 2003 as a result of the previously reported settlement agreement.

Kerry P. Gray, President and CEO of Access, stated,
"Compared with our original business plan there were a number of variances, with product sales and the cost associated with establishing a contract manufacturer for Aphthasol unfavorably impacting our operating results, however, this was more than offset by the settlement agreement with GSK.
Additionally, the costs associated with Sarbanes
Oxley compliance have negatively impacted our results. As a result of strict cost controls we have however been able to maintain our expenses in line with our plan. With costs projected to remain relatively constant and revenues projected to significantly increase from royalties, product sales, licensing and research funding, it is anticipated that our loss in 2004 will be reduced."

2003 has been a year of great achievement for the company. Since the beginning of 2003 significant progress, both from a commercial and development perspective, has been made including:


- Filing the OraDisc(TM) A NDA and having this filing accepted by the FDA.

- Execution of a licensing agreement with Wyeth
Consumer Healthcare, a division of Wyeth, granting
Wyeth the North American rights to market an OTC product utilizing our OraDisc(TM)

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Access Pharmaceuticals, Inc.
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technology.

- Execution of two collaborative research agreements to evaluate our preclinical technologies.

- Continued advancement of our polymer platinate program including the clinical advancement of AP5346 and the development of significant preclinical data supporting the program.

- Expansion of our OraDisc technology through additional development candidates and further technology improvements.

- Substantial completion of the development and manufacturing scale-up of OraDisc B containing benzocaine.

- Significant expansion and advancement of our corporate partnering discussions.

- The issuance of two US patents, one covering our polymer platinate technology and the other our OraDisc technology.

- Completion of a $9.7 million private placement financing.

- Significant expansion of the preclinical data base supporting the nanoparticle aggregate technology, vitamin mediated oral delivery and polymer cancer therapeutics programs.

Mr. Gray continued, "The achievements of 2003 validate our business model. The filing of an NDA and significant achievements in our priority development programs clearly demonstrate that it is possible to expeditiously develop products with a small but focused development team. We are now beginning to realize the benefits of a diverse balanced product development portfolio, as we anticipate the launch of two additional products over the upcoming twelve months."

During the upcoming twelve months our plans include the achievement of numerous commercial and development milestones including:

- Approval of OraDisc A in both the US and Europe.

- Additional licensing agreements for a number of our products and technologies.

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Access Pharmaceuticals, Inc.
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- Research collaborations involving our preclinical
technologies.

- OTC product development agreements.

- Initiation of the next clinical development phase for both polymer platinate and mucositis technology.

- Product launches in Europe and the US both for existing approved products and the OraDisc products.

- Advancement of preclinical technologies toward clinical development.

"We anticipate that 2004, both commercially and from a product development viewpoint, will be not only an exciting year but one where we will commence realizing the benefits for our past successes. We expect to generate revenue from in excess of seven products and development programs from product sales, royalties, licensing payments and research collaborations" Mr. Gray stated.

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets Aphthasol(R), the only FDA-approved product for the treatment of canker sores, and is developing products for mucositis and other dermatological indications.
Access is also developing unique polymer platinates for use in the treatment of cancer and has developed, in conjunction with its partner Strakan, Ltd., the marketed product Zindaclin(R), which utilizes ResiDerm(R), our topical zinc delivery system that provides rapid delivery and reservoir of a drug in the skin.

This press release contains certain statements that are forward-looking within the meaning of Section
27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to expected significant increases in revenues in 2004, anticipated reduced loss in 2004, the anticipated launch of two additional products in the next twelve months, the achievement of significant milestones in 2004, including the approval of OraDisc A in the US and Europe, additional licensing, collaboration and development agreements, additional product launches and the generation of revenues from in excess of seven products in 2004. These statements are subject to numerous risks, including but not limited to the uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, our ability to perform under our plan to regain compliance with AMEX listing standards, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R) and products in development including polymer platinate,

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Access Pharmaceuticals, Inc.
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OraDisc(TM) and our Mucositis technology, our
ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and other reports filed by us with the Securities and Exchange
Commission.


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            Access Pharmaceuticals, Inc. and Subsidiaries

                CONSOLIDATED STATEMENTS OF OPERATIONS
                -------------------------------------

                                Three months ended     Twelve months ended
                                   December 31,             December 31,
                              ----------------------- -----------------------
                                  2003        2002       2003         2002
                              ----------- ----------- ----------- -----------
Revenues
Licensing revenues             $  192,000  $  472,000  $  729,000  $  853,000
Product sales                           -     194,000     532,000     194,000
Research and development                -           -           -      89,000
Royalty income                     16,000      11,000      34,000      11,000
                              ----------- ----------- ----------- -----------
Total revenues                    208,000     677,000   1,295,000   1,147,000

Expenses
Research and development        1,548,000   1,809,000   6,096,000   7,024,000
Cost of product sales              34,000     107,000     277,000     107,000
General and administrative        835,000     758,000   2,514,000   2,277,000
Depreciation and amortization     173,000     147,000     621,000     439,000
                              ----------- ----------- ----------- -----------
Total expenses                  2,590,000   2,821,000   9,508,000   9,847,000
                              ----------- ----------- ----------- -----------
Loss from operations           (2,382,000) (2,144,000) (8,213,000) (8,700,000)

Other income (expense)
Interest and miscellaneous
  income                           73,000     121,000   2,559,000     594,000
Interest expense                 (325,000)   (329,000) (1,281,000) (1,278,000)
                              ----------- ----------- ----------- -----------
                                 (252,000)   (208,000)  1,278,000    (684,000)
                              ----------- ----------- ----------- -----------
Net income (loss)             $(2,634,000)$(2,352,000)$(6,935,000)$(9,384,000)
                              =========== =========== =========== ===========

Basic and diluted income
 (loss) per common share           $(0.19)     $(0.18)     $(0.52)    $(0.72)
                              =========== =========== =========== ==========

Weighted average basic and diluted
common shares outstanding      13,358,748  13,159,119  13,266,733 13,104,060
                              =========== =========== =========== ==========



                           Balance sheet data

                                     December 31,  December 31,
                                         2003         2002
                                    ------------  ------------
Cash and cash equivalents            $   727,000   $ 1,444,000
Short-term investments and
  certificates of deposit              1,860,000     8,332,000
Restricted cash                          649,000       468,000
Accounts receivable and inventory      1,257,000     1,645,000
Total assets                          11,811,000    19,487,000
Working capital                        1,206,000     7,594,000
Convertible notes and
  other obligations                   14,361,000    15,019,000
Accumulated deficit                  (54,227,000)  (47,292,000)
Total stockholders' equity (deficit) (5,825,000)       489,000

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